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                                                                    EXHIBIT 12.1

                          SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                    24 Weeks                                 Fiscal Year
                                              --------------------    -------------------------------------------------------
                                              June 17,   June 19,
                                                2000       1999         1999        1998       1997        1996       1995
                                              ---------  ---------    ---------   ---------  ---------   ---------   --------
Income before income taxes and
     extraordinary loss ....................  $  893.6   $  762.5     $1,674.0    $1,396.9   $1,076.3    $  767.6    $ 556.5
Add interest expense .......................     218.1      147.5        362.2       235.0      241.2       178.5      199.8
Add interest on rental expense (a) .........      84.4       64.6        183.0       108.2       88.5        90.0       87.5
Less equity in earnings of
     unconsolidated affiliates .............     (10.5)     (13.2)       (34.5)      (28.5)     (34.9)      (50.0)     (26.9)
Add minority interest in subsidiary ........       1.1        1.7          5.9         5.1        4.4         3.4        3.9
                                              ---------  ---------    ---------   ---------  ---------   ---------   --------
     Earnings ..............................  $1,186.7   $  963.1     $2,190.6    $1,716.7   $1,375.5    $  989.5    $ 820.8
                                              =========  =========    =========   =========  =========   =========   ========

Interest expense ...........................  $  218.1   $  147.5     $  362.2    $  235.0   $  241.2    $  178.5    $ 199.8
Add capitalized interest ...................       4.5        3.5          9.3         8.5        5.7         4.4        4.6
Add interest on rental expense (a) .........      84.4       64.6        183.0       108.2       88.5        90.0       87.5
                                              ---------  ---------    ---------   ---------  ---------   ---------   --------
     Fixed charges .........................  $  307.0   $  215.6     $  554.5    $  351.7   $  335.4    $  272.9    $ 291.9
                                              =========  =========    =========   =========  =========   =========   ========
     Ratio of earnings to fixed charges ....     3.87       4.47         3.95        4.88       4.10        3.63       2.81
                                              =========  =========    =========   =========  =========   =========   ========


     (a) Based on a 10% discount factor on the estimated present value of future operating lease payments.


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